Exhibit 10.1

FORRESTER RESEARCH, INC.

THIRD AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF PLAN

The purpose of this Forrester Research, Inc. Third Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to provide employees of Forrester Research, Inc. (“Forrester”) and its participating subsidiaries (as defined in Section 19) (such subsidiaries, together with Forrester, are hereinafter referred to as the “Company”) who wish to become shareholders of Forrester an opportunity to purchase shares of the Common Stock of Forrester (the “Stock”). The Plan is an amendment and restatement of the Forrester Research, Inc. Second Amended and Restated Employee Stock Purchase Plan, effective March 23, 2018, which was an amendment and restatement of the Amended and Restated Employee Stock Purchase Plan, effective March 27, 2009, as subsequently amended effective October 25, 2011, which was an amendment and restatement of the Forrester Research, Inc. 1996 Employee Stock Purchase Plan, as subsequently amended effective January 29, 2002. The Plan, subject to shareholder approval as described in Section 22, shall be effective on March 22, 2022, the date it was adopted by the Board of Directors of Forrester.

The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

SECTION 2. STOCK SUBJECT TO THE PLAN

The maximum aggregate number of shares of Stock available under the Plan (subject to adjustment as provided in Section 10) for issuance pursuant to the exercise of options (“Options”) granted under the Plan to employees of the Company (“Employees”) who meet the eligibility requirements set forth in Section 3 hereof (“Eligible Employees”) shall be (a) 600,000 shares, plus (b) 176,950 shares, which was the aggregate number of shares remaining issuable under the Plan as of March 22, 2022. The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or previously issued shares reacquired by Forrester and held in treasury, as Forrester’s Board of Directors (the “Board of Directors”) may determine.

SECTION 3. ELIGIBLE EMPLOYEES

Except as otherwise provided below, each Employee who is employed by the Company on a regular basis (and not a temporary basis) for the Company for at least 20 hours per week shall be eligible to participate in the Plan (each, an “Eligible Employee”).

(a) Any Employee who immediately after the grant of an Option to him or her would (in accordance with the provisions of Sections 423 and 424(d) of the Code) own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its parent or subsidiary corporations, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code, shall not be eligible to receive an Option to purchase Stock pursuant to the Plan. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and Stock which the Employee may purchase under outstanding Options shall be treated as stock owned by the Employee.

(b) No Employee shall be granted an Option that permits the Employee’s rights to purchase shares of Stock under the Plan and under all other Section 423(b) employee stock purchase plans of Forrester and any parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which any such Option granted to such Employee is outstanding at any time, as provided in Sections 423(b)(8) of the Code.

SECTION 4. METHOD OF PARTICIPATION

The stock option periods for which Options may be granted hereunder shall consist of six-month periods commencing on each March 1 and September 1 (each, an “Option Period”). Each person who will be an Eligible Employee on the first day of any Option Period may elect to participate in the Plan by executing and delivering, at least 15 days prior to such day, a payroll deduction authorization in accordance with Section 5 and such procedures as may be prescribed by and in a form acceptable to the Board of Directors, acting by and through the Chief Financial Officer or any other authorized officer. Such Eligible Employee will thereby become a participant (“Participant”) on the first day of such Option Period and will remain a Participant until the Employee’s participation is terminated as provided in the Plan. Each Participant’s authorization on file under the Plan will continue to succeeding Option Periods as long as the Plan remains in effect, unless a Participant files a new authorization or withdraws from the Plan.

SECTION 5. PAYROLL DEDUCTION

An Eligible Employee may request payroll deductions in an amount (expressed as a whole percentage) of not less than two percent (2%) but not more than ten percent (10%) of the Participant’s total Compensation by means of substantially equal payroll deductions over the Option Period. All amounts withheld in accordance with a Participant’s payroll deduction authorization will be credited to a withholding account for such Participant and shall be deposited with the general funds of the Company. No interest will be payable on such withholding account. In no event shall more than $10,000 be withheld with respect to any Participant for any Option Period. For purposes of the Plan, “Compensation” shall mean (i) regular base wages or salary (including Company-paid short-term disability compensation, and any pre-tax salary reduction contributions made by the Participant to any Code Section 401(k) plan, Code Section 125 cafeteria or flexible spending plan, Code Section 129 dependent care plan, and Code Section 132(f) qualified transportation fringe benefit plan), and (ii) any overtime, paid time off, cash bonuses, and commissions paid to a Participant by the Company for the relevant period. There shall be excluded from Compensation (i) income arising from any profit-sharing, non-qualified deferred compensation, welfare benefit plan or other employee benefit plan (including payments and benefits relating to severance, relocation allowances, equalization payments, and expense reimbursement), (ii) income arising from any Company equity-based compensation plan, and (iii) any other compensation or remuneration determined not to be “Compensation” by the Board in accordance with Code Section 423.

A Participant may reduce the withholding rate of his or her payroll deduction authorization by one or more whole percentage points (but not to below 2%) at any time during an Option Period (but not more than once per Option Period) by delivering written notice to the Company, such reduction to take effect prospectively as soon as practicable, as determined by the Board of Directors acting by and through the Chief Financial Officer or any other authorized officer, following receipt of such notice by the Company. A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Option Period by written notice delivered to the Company at least 15 days prior to the first day of the Option Period as to which the change is to be effective.

If a Participant’s accumulated payroll deductions on the last day of the Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the limitation described in Section 3(b), the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the Participant by the Company, without interest.

A Participant may cancel participation and withdraw from the Plan in accordance with Section 12 below.

SECTION 6. GRANT OF OPTIONS

Each person who is a Participant on the first day of an Option Period will as of such day be granted an Option for such Option Period. Such Option will be for the number of whole shares (not in excess of the share maximum as hereinafter defined) of Stock to be determined by dividing (i) the balance in the Participant’s withholding account on the last day of the Option Period, by (ii) the option price per share of the Stock determined under Section 7. For purposes of the preceding sentence, the share maximum with respect to any Option for any Option Period shall be the largest number of shares which, when multiplied by the fair market value of a share of Stock at the beginning of the Option Period, produces a dollar amount of $12,500 or less. The number of shares of Stock receivable by each Participant upon exercise of his or her Option for an Option Period will be reduced, on a substantially proportionate basis, in the event that the number of shares then available under the Plan is otherwise insufficient.

SECTION 7. OPTION PRICE

The per share exercise price (the “Option Price”) for each such Option shall be the lesser of (i) 85% of the fair market value of the Stock on the date on which the Option was granted pursuant to Section 4 and (ii) 85% of the fair market value of the Stock on the date on which the Option is deemed exercised pursuant to Section 8. Fair market value on any given day shall mean the Closing Price of the Stock on such day or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price. The “Closing Price” of the Stock on any business day shall be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the fair market value as determined by the Board of Directors. A good faith determination by the Board of Directors as to fair market value shall be final and binding.

SECTION 8. EXERCISE OF OPTIONS; ISSUANCE OF STOCK

Subject to the limitations in Section 18, each Eligible Employee who is a Participant in the Plan on the last day of an Option Period shall be deemed to have exercised his or her Option on such date and thereby to have purchased from Forrester such number of full shares of Stock reserved for the purpose of the Plan, as the Participant’s accumulated payroll deductions will purchase at the Option Price, subject to the limitations described in Sections 3(b) and 6. Upon such exercise, the balance of the Participant’s withholding account shall be applied to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter a book entry shall be made in the stock ledger of the Company to evidence the issuance of shares to the Participant. Shares of Stock purchased upon exercise of an Option shall be issued only in the name of the Participant. Notwithstanding the foregoing, the Board of Directors may permit or require that any purchased shares of Stock be deposited directly with a broker designated by the Board, and held by such broker for the pendency of the holding period described in Section 9.

In the event that the balance of the Participant’s withholding account following an Option Period is in excess of the total purchase price of the shares so issued, the balance of the withholding account shall be returned to the Participant; provided, however, that if the balance left in the withholding account consists solely of an amount equal to the value of a fractional share, it shall be retained in the withholding account and carried over to the next succeeding Option Period, but no other amounts may be carried forward. The entire balance of the Participant’s withholding account following the final Option Period shall be returned to the Participant. No fractional shares will be issued hereunder.

Notwithstanding anything herein to the contrary, Forrester’s obligation to issue and deliver shares of Stock under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time, including without limitation any applicable tax withholding requirements.

SECTION 9. HOLDING PERIOD

Any shares of Stock issued under this Plan to a Participant pursuant to the exercise of an Option granted on or after March 1, 2012 may not be sold, assigned, pledged, encumbered, or otherwise transferred by such Participant for a period of one (1) year after the exercise date of the applicable Option. By purchasing Stock pursuant to the exercise of an Option, the Participant shall be deemed to have agreed to these restrictions on the transferability of shares of Stock.

SECTION 10. CHANGE IN CAPITALIZATION, MERGER

In the event of any change in the outstanding Stock of Forrester by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change after the effective date of this Plan, the aggregate number of shares available under the Plan, the number of shares under Options granted but not exercised, the maximum number of shares of Stock purchasable by any one Participant and the Option Price shall be appropriately adjusted; provided, however, that no such adjustment shall be made unless Forrester shall be satisfied that it will not constitute a modification of the Options granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Section 423 of the Code.

In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of Forrester, or a merger or similar transaction in which Forrester is not the surviving corporation or which results in the acquisition of Forrester by another person, the Board in its sole discretion will (a) if Forrester is merged with or acquired by another corporation, provide that each Option will be assumed or a substitute Option granted by the acquiror or successor corporation or a parent or subsidiary of the acquiror or successor corporation, (b) cancel each Option and return the balances in Participants’ withholding accounts to the Participants, (c) pursuant to Section 17, accelerate the exercise date of each Option to a date on or before the date of the proposed sale or merger, or (d) permit each Option to continue unchanged.

SECTION 11. EQUAL RIGHTS AND PRIVILEGES; NO TRANSFER OR ASSIGNMENT OF PARTICIPANT’S RIGHTS

Except as otherwise provided in Section 19, all Participants granted Options under the Plan within a single Option Period shall have the same rights and privileges, and each Participant’s rights and privileges under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, and shall not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates the terms of this Section, any Option held by such Participant may be terminated by the Company and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan shall terminate.

SECTION 12. CANCELLATION AND WITHDRAWAL

A Participant who holds an Option under the Plan may at any time prior to exercise thereof under Section 8 cancel such Option as to all (but not less than all) the shares of Stock subject or to be subject to such Option by written notice delivered to the Company not less than two (2) business days prior to the end of the applicable Option Period, in which case the Company will promptly refund the entire balance of the Participant’s withholding account not previously used to purchase Stock under the Plan, without interest.

A Participant may terminate a payroll deduction authorization as of any date by written notice delivered to the Company and will thereby cease to be a Participant as of such date. Any Participant who voluntarily terminates a payroll deduction authorization prior to the last day of an Option Period will be deemed to have cancelled the related Option.

Any Participant who cancels an Option or terminates a payroll deduction authorization may at any time thereafter again become a Participant by completing a new authorization form prior to the beginning of any subsequent Option Period in accordance with Section 4 provided that such individual is then an Eligible Employee.

SECTION 13. TERMINATION OF EMPLOYMENT

Subject to Section 14, whenever a Participant ceases to be an Eligible Employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her Option rights under the Plan shall immediately terminate and the Company shall promptly refund, without interest, the entire balance of his or her withholding account under the Plan. Such Participant shall have no further rights under the Plan.

Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a Participant is on a military leave, sick leave or other bona fide leave of absence that lasts for up to 90 days, or for so long as the Participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

If a Participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the Participant on the day the interruption occurs.

SECTION 14. DEATH OF PARTICIPANT

A Participant may file a written designation of beneficiary specifying who is to receive any Stock and/or cash credited to the Participant under the Plan in the event of the Participant’s death, which designation will also provide for the Participant’s election to either (i) cancel the Participant’s Option upon his or her death, as provided in Section 12 or (ii) apply as of the last day of the Option Period the balance of the deceased Participant’s withholding account at the time of death to the exercise of the related Option, pursuant to Section 8. In the absence of a valid election otherwise, a Participant’s death will be deemed to effect a cancellation of the Option. A designation of beneficiary and election may be changed by the Participant at any time, by written notice to the Company. In the event of the death of a Participant and receipt by the Company of proof of the identity and existence at the Participant’s death of a beneficiary validly designated by him or her under the Plan, the Company shall deliver to such beneficiary such Stock and/or cash to which the beneficiary is entitled under the Plan. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Stock and/or cash to the executor or administrator of the estate of the Participant, if the Company is able to identify such executor or administrator. If the Company is unable to identify such administrator or executor, the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of such Participant as the Company may determine. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in any Stock or cash credited to the Participant under the Plan.

SECTION 15. NO SPECIAL EMPLOYMENT RIGHTS

The Plan does not, directly or indirectly, create in any Employee any right with respect to continuation of employment by the Company, and it shall not be construed to interfere in any way with the Company’s right to terminate, or otherwise modify, an Employee’s employment at any time.

SECTION 16. ADMINISTRATION OF PLAN

The Plan shall be administered by the Board of Directors, which shall have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan, to remedy any defect, omission or inconsistency in the Plan, and to make, administer, and interpret such rules and regulations in each case as it will deem necessary or advisable. The interpretation and construction by the Board of Directors of any provisions of the Plan or of any Option granted under it shall be final and binding. The Board of Directors may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate.

To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean any Committee or the Board, as applicable.

The Board may specify the manner in which employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Board may permit employees to provide notices and payroll deduction authorizations electronically.

No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. The Company shall indemnify and hold harmless the members of the Board, and each officer and employee of the Company acting at the Board’s direction with respect to Plan matters, from and against any and all losses, claims, damages or liabilities, including attorney’s fees and amounts paid with the approval of the Board in any settlement, arising out of or resulting from any act, omission, interpretation, or determination made with respect to the Plan, unless arising out of or resulting from such person’s own fraud or bad faith. Such indemnification shall be in addition (but without duplication) to any rights to indemnification or insurance that such person may have as a director, officer or employee of the Company or under the by-laws of the Company.

SECTION 17. AMENDMENT AND TERMINATION OF PLAN

Forrester reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Board of Directors; provided, however, that any amendment that may (i) materially increase the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 10), or (ii) change the corporations or class of corporations whose employees may be offered Options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code, shall have no force or effect unless it is approved by the shareholders within twelve months before or after its adoption.

The Plan and any Option Period may be terminated or suspended at any time by the Board of Directors. Upon termination of the Plan, the Board of Directors may either (i) provide that then-outstanding Options be administered in accordance with their terms, or (ii) accelerate the exercise date for then-outstanding Options by specifying that the Option Period in which such action occurs will end on a date earlier than its originally scheduled end date.

SECTION 18. RESTRICTIONS ON THE EXERCISE OF OPTIONS

The Board of Directors, in its sole discretion, may require as a condition to the exercise of Options that the underlying shares be registered under the Securities Act of 1933, as amended, and that all other legal requirements necessary, or in the Board of Directors’ opinion, desirable from the Company’s standpoint, to the exercise of the Options be satisfied or waived.

SECTION 19. PARTICIPATING SUBSIDIARIES

(a) The term “participating subsidiary” shall mean any present or future subsidiary of Forrester, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the shareholders. The Board of Directors may determine that Forrester and any participating subsidiaries shall be deemed to participate in separate offerings with different terms and conditions as permitted by Section 423 of the Code, provided that the terms of participation by any Eligible Employees within any such separate offering satisfy the equal rights and privileges requirements of Section 423 of the Code.

(b) In order to comply with the laws of a non-U.S. jurisdiction, Options may be granted to Employees of Forrester or a Participating Subsidiary who are citizens or residents of such non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but no more favorable) than the terms of the Options granted under the Plan or an offering to Eligible Employees who are resident in the United States. Notwithstanding anything to the contrary in other provisions of the Plan or an offering, Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan or an offering if (i) the grant of an Option under the Plan or an offering to a citizen or resident of the non-U.S. jurisdiction is prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the non-U.S. jurisdiction would cause the Plan or an offering to violate the requirements of Section 423 of the Code. Forrester may add one or more appendices to the Plan describing the operation of the Plan in those jurisdictions in which Eligible Employees are granted less favorable Options or in which Employees are excluded from participation.

(c) The Board of Directors may from time to time establish one or more sub-plans under the Plan with respect to one or more Participating Subsidiaries, provided that such sub-plan complies with Section 423 of the Code. To the extent permitted by Section 423 of the Code, such sub-plans may provide for separate offerings with different terms for Participating Subsidiaries.

SECTION 20. OPTIONEES NOT SHAREHOLDERS

An Employee shall not have any of the rights and privileges of a shareholder of Forrester and shall not receive any dividends in respect to any shares of Stock subject to an Option hereunder, unless and until such Option has been exercised, full payment has been made for such Stock, and the Stock has been issued.

SECTION 21. TAXES

Payroll deductions shall be made on an after-tax basis. The Company shall have the right, as a condition of exercise, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of Stock under the Plan. In the Board of Directors’ discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of Stock to the Company, including Stock purchased under the Plan, valued at fair market value (defined as the closing stock price on the date of delivery). The Company may, to the extent permitted by law, deduct any tax obligations from any payment of any kind due to the Participant or withhold Stock purchased hereunder, which shall be valued at fair market value (defined as the closing stock price on the date of withholding).

SECTION 22. APPROVAL OF SHAREHOLDERS

The Plan as hereby amended and restated is subject to the approval of the shareholders of Forrester, which must be secured within twelve months before or after the date the Plan as hereby amended and restated is adopted by the Board of Directors, and any Option granted hereunder prior to such approval is conditioned on such approval being obtained prior to the exercise thereof. The Plan was previously last approved by shareholders of Forrester on May 12, 2009.

SECTION 23. INFORMATION REGARDING DISQUALIFYING DISPOSITIONS

By electing to participate in the Plan, each Participant agrees to provide any information about any transfer of Stock acquired under the Plan that occurs within two years after the first business day of the Option Period in which such Stock was acquired as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws.

SECTION 24. GOVERNING LAW

The Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, and shall be construed accordingly.